Tecogen Reports Fourth Quarter 2013 Financial Performance

Strong fourth quarter revenues drive positive EBITDA

WALTHAM, Mass., April 1, 2014: Tecogen Inc., a manufacturer and installer of high efficiency, Ultra-clean Combined Heat and Power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use, reported revenues of $6,106,851 in the fourth quarter of 2013, compared to $5,563,988 for the same period in 2012, an increase of 9.8%. Total revenues for the year were $15,849,869 in 2013, compared to $15,253,972 in 2012.

Major Highlights:

Financial

•	Working capital on December 31, 2013 was $5.6M compared to $4.1M on December 31, 2012.

•	“Turnkey” installation revenue increased to $2.4 million for the year ended December 31, 2013 compared to $0.7 million in 2012.

•	Raised $6.6M in a private placement during the fourth quarter of 2013, selling 1.5M shares of common stock at $4.50 per share.

•
In December 2013, entered into a senior unsecured convertible debenture agreement with Michaelson Capital Special Fund LP for $3M, convertible into common stock at $5.40 per share. This debenture matures on December 23, 2016 and carries interest at 4% per year.

•	In January 2014, all debt to the Company's CEO was repaid, including interest accrued and unpaid, aggregating approximately $3.2M.

•	Invested $0.9M in product research and development during the year ended December 31, 2013 compared to $0.4M in 2012.

•	Non-GAAP information (see attached unaudited statement of operations for Q4 2013):

◦	Positive EBITDA for Q4 2013 of $6,875 compared to a loss of $66,257 for the same period in 2012.

◦	EBITDA with the effect of stock compensation expense removed was positive at $33,347 for Q4 2013 compared to a loss of $103,540 in 2012.

Operations & Sales

•
Tecogen obtained a U.S. patent for the process and technology used in Tecogen’s Ultra-low emissions system. This technology may open new markets to Tecogen products, as well as have significant licensing applications for other reciprocating engines including retrofit programs for existing engines not meeting local standards and new engines in regional markets previously not viable due to emissions constraints. The patent is expected to be valid until 2033.

•
Tecogen’s Ultra-low Emission System was retrofitted to a 225 horsepower natural gas Caterpillar engine used for water pumping in the California Eastern Municipal Water District (EMWD). As a result of this retrofit, EMWD can now more easily maintain continued compliance with South Coast Air Quality Management District (SCAQMD) regulations for "criteria" air pollutant emissions (those that are regulated by the Environmental Protection Agency, such as NOx and CO, because they can harm human health and the environment) with a significantly reduced need for a high-level of operator intervention.

•	Tecogen expanded its line of efficient water heaters with the addition of the Water Sourced Ilios Heat Pump. This new version offers both hot water and chilled water simultaneously therefore increasing savings even more than the air sourced unit. It can also use low-grade waste heat as well as geothermal/groundwater as a “free” energy source.

•
The R&D of the small advanced engine, primarily funded by the California Energy Commission, was completed during 2013.  This technology provides an 18% improvement in engine efficiency and is planned to be introduced on the Ilios products, and potentially other combined heat and power (CHP) systems, upon completion of the EPA Emissions Certification in 2014.

•
The Ilios product line obtained ANSI Z21.40.2 safety certification for gas fired heat pumps, UL 1995 safety certification for heating and cooling equipment, and CE Mark - the required product certification for sale in Europe.

•	Ilios signed sales representative agreements in Hawaii, Australia, Ireland and the United Kingdom.

•	The Propane Education & Research Council chose to partner with Ilios to help find and fund demonstrations at four sites.

•
The InVerde Ultra CHP machines obtained UL 2200 certification for stationary engine generator assemblies. This certification involves extensive evaluation of all the various genset components for safety and reliability.

•
Tecogen InVerde systems became one of only two technologies awarded “Pre-qualified” status under the CHP Acceleration incentive program, administered by NYSERDA (New York State Energy Research and Development Authority). With this highest status, sites will gain stream-lined approval for incentives (as much as $180,000 per InVerde with additional funds applied if the site meets certain criteria such as critical infrastructure status and use of absorption chilling, for example).

•
With the purchase of the 5300 PMG (permanent magnet generator) product line from Danotek, Tecogen gained control of the supply chain, manufacturing process, and future research and development for this critical component in the InVerde 100. The PMG is a fundamental part of the InVerde’s exceptional energy efficiency, ability to power a building in the event of grid failures and blackouts, as well as provide a cornerstone for independent microgrids.

•	The STx and DTx TECOCHILL chillers received International Building Code (IBC) and California Office of Statewide Health Planning and Development (OSHPD) seismic certification.

•	50% of all unit sales were sold with a turnkey or turnkey lite (turnkey lite: where Tecogen furnishes components in addition to the base unit and some engineering consulting).

•	79% of units were sold with Tecogen long-term service contracts.

•	Joseph Gehret was promoted to Chief Technical Officer and Jean Roy was promoted to Manager of Engineering.

•	Benjamin Locke was hired as the General Manager.

About Tecogen
Tecogen manufactures, installs and maintains high efficiency, Ultra-clean Combined Heat and Power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use. Tecogen has shipped more than 2,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

FORWARD-LOOKING STATEMENTS.  This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our, our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ.  While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change, and readers should not rely on those forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.

Tecogen Media Contact Information:
Melinda M. Furse
Tecogen Inc.
P: 781-466-6444
E: melinda.furse@tecogen.com

Tecogen Investor Contact Information:
John N. Hatsopoulos
P: 781-622-1120
E: jhatsopoulos@tecogen.com

CONSOLIDATED BALANCE SHEETS
As of December 31, 2013 and 2012

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$7,713,899	$1,572,785
Short-term investments, restricted	—	181,859
Accounts receivable, net	3,740,885	2,700,243
Unbilled revenue	646,398	—
Inventory, net	3,343,793	3,356,622
Due from related party	—	55,837
Deferred financing costs	140,433	—
Prepaid and other current assets	340,013	402,846
Total current assets	15,925,421	8,270,192

Property, plant and equipment, net	638,026	435,612
Intangible assets, net	953,327	372,020
Goodwill	40,870	—
Other assets	72,425	39,425
TOTAL ASSETS	$17,630,069	$9,117,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Demand notes payable and line of credit, related party	$2,950,000	$1,337,500
Senior convertible promissory note, related party	3,000,000	—
Current portion of convertible debentures, related party	—	90,967
Accounts payable	2,338,046	1,151,010
Accrued expenses	1,139,554	807,922
Deferred revenue	613,915	677,919
Due to related party	119,667	—
Interest payable, related party	198,450	126,170
Total current liabilities	10,359,632	4,191,488

Long-term liabilities:
Deferred revenue, net of current portion	204,544	142,726
Total liabilities	10,564,176	4,334,214

Commitments and contingencies (Note 8)

Stockholders’ equity:
Tecogen Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 15,155,200 and 13,611,974 issued and outstanding at December 31, 2013 and 2012, respectively	15,155	13,612
Additional paid-in capital	22,463,996	16,360,821
Accumulated deficit	(15,209,212)	(11,759,723)
Total Tecogen Inc. stockholders’ equity	7,269,939	4,614,710
Noncontrolling interest	(204,046)	168,325
Total stockholders’ equity	7,065,893	4,783,035

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,630,069	$9,117,249

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2013 and 2012

	2013	2012
Revenues
Products	$6,346,050	$7,453,222
Services	9,503,819	7,800,750
	15,849,869	15,253,972
Cost of sales
Products	4,709,767	5,290,535
Services	6,109,974	4,098,363
	10,819,741	9,388,898

Gross profit	5,030,128	5,865,074

Operating expenses
General and administrative	7,018,133	6,643,120
Selling	1,423,587	1,225,580
Aborted public offering costs	258,512	—
	8,700,232	7,868,700

Loss from operations	(3,670,104)	(2,003,626)

Other income (expense)
Interest and other income	3,958	48,397
Interest expense	(141,065)	(71,208)
	(137,107)	(22,811)

Loss before income taxes	(3,807,211)	(2,026,437)
Consolidated net loss	(3,807,211)	(2,026,437)

Less: Loss attributable to the noncontrolling interest	357,722	389,480
Net loss attributable to Tecogen Inc.	$(3,449,489)	$(1,636,957)

Net loss per share - basic and diluted	$(0.26)	$(0.12)

Weighted average shares outstanding - basic and diluted	13,385,155	13,135,071

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013 and 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,807,211)	$(2,026,437)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	256,459	203,775
Provision for losses on accounts receivable	50,600	57,600
Provision (recovery) for inventory reserve	(32,000)	(26,800)
Stock-based compensation	18,367	195,545
Changes in operating assets and liabilities
(Increase) decrease in:
Short-term investments, restricted	(202)	(4,776)
Accounts receivable	(1,091,242)	(1,358,611)
Inventory	62,229	(760,836)
Unbilled revenue	(646,398)	—
Due from related party	55,837	243,902
Prepaid expenses and other current assets	62,833	(290,130)
Other assets	(33,000)	(4,000)
Increase (decrease) in:
Accounts payable	1,187,036	338,796
Accrued expenses	331,632	80,459
Deferred revenue	(2,186)	127,523
Interest payable, related party	83,560	71,208
Due to related party	119,667	—
Net cash used in operating activities	(3,384,019)	(3,152,782)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(202,700)	(219,711)
Purchases of intangible assets	(397,950)	(164,296)
Cash paid for asset acquisition	(497,800)	—
Maturities of short-term investments	182,061	506,345
Net cash provided by (used in) investing activities	(916,389)	122,338
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments made on demand notes payable, related party	(37,500)	—
Proceeds from payments on receivable from shareholder	—	105,000
Proceeds from issuance of demand notes payable and line of credit, related party	1,650,000	300,000
Proceeds from sale of common stock, net of costs	5,966,805	680,000
Proceeds from exercise of stock options	3,000	—
Proceeds from issuance of senior convertible promissory note	3,000,000	—
Payments from debt issuance costs	(140,433)	—
Purchase of restricted stock	(350)	(337)
Proceeds from sale of subsidiary common stock	—	500,000
Net cash provided by financing activities	10,441,522	1,584,663
Net increase (decrease) in cash and cash equivalents	6,141,114	(1,445,781)
Cash and cash equivalents, beginning of the year	1,572,785	3,018,566
Cash and cash equivalents, end of the year	$7,713,899	$1,572,785
Supplemental disclosures of cash flows information:
Cash paid for interest	$55,639	$—
Non-cash investing and financing activities:
Conversion of accrued convertible debenture interest into common stock	$11,280	$6,100
Conversion of related party notes to common stock	$90,967	$100,000
Settlement of shareholder receivable	$—	$240,000

CONSOLIDATED SCHEDULES OF OPERATIONS (unaudited)
Three Months Ended December 31, 2013 and 2012

	2013	2012
Revenue	$6,106,851	$5,563,988

Cost of sales	4,095,192	3,685,391

Gross profit	2,011,659	1,878,597

Selling, general & administrative	2,156,627	2,101,460

Income (loss) from operations	(144,968)	(222,863)

Other income (expense)
Interest and other income	2,420	10,017
Interest expense	(48,484)	(17,802)

Total other income (expense)	(46,064)	(7,785)

Income (loss) before income taxes	(191,032)	(230,648)

Net income (loss)	(191,032)	(230,648)

Loss attributable to the noncontrolling interest	80,095	103,582

Net loss attributable to Tecogen, Inc.	$(110,937)	$(127,066)

Non-GAAP EBITDA (1):
Net income (loss)	$(110,937)	$(127,066)
Depreciation & amortization	71,748	53,024
Interest, net	46,064	7,785
Taxes	—	—
Non-GAAP EBITDA (1)	$6,875	$(66,257)

Stock compensation expense	26,472	(37,283)
Non-GAAP EBITDA (1) & Stock compensation	$33,347	$(103,540)

(1)
Tecogen calculates non-GAAP EBITDA as shown above. Tecogen’s management considers adjusted non-GAAP EBITDA to be an important financial indicator of Tecogen’s operating performance, and believes that providing this indicator offers investors greater transparency with respect to the information used by Tecogen’s management in its financial and operational decision making. Non-GAAP EBITDA is not intended to be used in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.